IRET Announces Dates of 1st Quarter 2020
Earnings Release and Conference Call

MINNEAPOLIS, MN, April 22, 2020 – IRET (NYSE: IRET) announced today that it will release its first quarter 2020 operating results after the market closes on Monday, May 11, 2020, and provided a business update related to the impacts of COVID-19 on its multifamily operations.
Community Update
IRET’s communities have continued operations in all material respects. The Company has implemented virtual leasing and tour technologies, electronic and telephonic servicing of resident requests and work orders; the Company continues to practice social distancing for emergency repairs.

“We are first and foremost taking care of the health and safety of our residents and our team members. Our mission is to provide a great home, and our teams have demonstrated that they can build strong communities even in a remote-working and virtual world,” said Mark O. Decker, Jr., IRET’s President and Chief Executive Officer.

Operating Performance Update
Through April 20, the Company has collected 96.9% of historical average monthly collections for the month of April 2020. Additionally, the Company has extended rent deferral payment plans to residents experiencing hardship due to COVID-19 and approximately 1% of April rent charges have been deferred through this program. As of April 20, 2020, same-store occupancy was 95.3%, and the Company has seen an increase in resident retention. During March 2020, 46% of residents with expiring leases moved out of IRET’s communities, but since April 1, 2020 only 36% of residents with expiring leases moved out of IRET’s communities.
Conference Call
Management will host a conference call to discuss its first quarter 2020 operating results on Tuesday, May 12, 2020, at 11:00 a.m. Eastern Time. The Company expects to be able to report not only on first quarter results, but also to provide an update on April results and early rent collections for May.
Interested parties may access the live conference call via the following:

Webcast	http://ir.iretapartments.com
USA Toll-Free Number	1-877-509-9785
International Toll-Free Number	1-412-902-4132
Canada Toll-Free Number	1-855-669-9657
Conference Call Replay
A replay of the call will be available one hour after the live call and through Tuesday, May 26, 2020.

USA Toll-Free Number	1-877-344-7529
International Toll-Free Number	1-412-317-0088
Canada Toll-Free Number	1-855-669-9658
Conference Number	10142637
A replay of the webcast will be archived for one year on the Investors section of IRET's website at www.iretapartments.com.
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities. As of December 31, 2019, we owned interests in 69 apartment communities consisting of 11,953 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: "IRET" and "IRET-PC," respectively). IRET's press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.
Contact Information
Emily Miller
Treasury and Finance Analyst
Phone: 701-837-7104
E-mail: IR@iret.com